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                                                              Exhibit (d)(13)(i)

                                 AMENDMENT NO. 1
                                       TO
                          INVESTMENT ADVISORY AGREEMENT


         AMENDMENT NO. 1 to the Investment Advisory Agreement ("Amendment No. 1") dated as of May 1, 2000, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable" or the "Manager") and Capital Guardian Trust Company, a California corporation (the"Adviser").

         Equitable and the Adviser agree to modify and amend the Investment Advisory Agreement ("Agreement") dated as of May 1, 1999, between them as follows:

1. New Portfolio. Equitable hereby appoints the Adviser as the investment adviser of that portion of the total assets of the EQ/Balanced Portfolio allocated to it from time to time by Equitable on the terms and conditions contained in the Agreement.

2. Duration. Section 9 of the Agreement is replaced in its entirety as follows:

         (a) The Agreement became effective with respect to the Capital Guardian Research Portfolio, Capital Guardian U.S. Equities Portfolio and Capital Guardian International Equities Portfolio on May 1, 1999 and will become effective with respect to the New Portfolio on the date of this amendment.

         (b) The Agreement will continue in effect with respect to the Capital Guardian Research Portfolio, Capital Guardian U.S. Equities Portfolio and Capital Guardian International Equities Portfolio until May 1, 2001 and may be continued thereafter pursuant to subsection (d) below.

         (c) The Agreement will continue in effect with respect to the New Portfolio until May 1, 2002 and may be continued thereafter pursuant to subsection (d) below.

         (d) With respect to each Portfolio this Agreement shall continue in effect annually after the date specified in subsection (b) or (c), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the EQ Advisors Trust who are not "interested persons" (as defined in the Investment Company Act of 1940) ("Independent Trustees") of any party to the Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) of shares of such Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other portfolio affected by this Agreement or (b) all the portfolios of the Trust.


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3. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the
Trust for which the Adviser is appointed as the investment adviser (or one of the investment advisers) and the fees payable to the Adviser with respect to each Portfolio (or portion thereof) for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

         Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.


THE EQUITABLE LIFE ASSURANCE               CAPITAL GUARDIAN TRUST COMPANY
SOCIETY OF THE UNITED STATES


By:                                        By:
   ------------------------------             -------------------------------
   Brian S. O'Neil                            Name:
   Executive Vice President                   Title:





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                                   APPENDIX A
                                 AMENDMENT NO. 1
                          INVESTMENT ADVISORY AGREEMENT

Portfolio                           Annual Advisory Fee
---------                           -------------------

Capital Guardian Research           .50% of the Portfolio's daily net assets
                                    up to and Portfolio including $150 million;
                                    .45% of the Portfolio's daily net assets over $150 million and up to and including
                                    $300 million; .35% of the Portfolio's daily net assets over $300 million and up to and including $500 million; and .30% of the Portfolio's daily net assets in excess of $500 million.

Capital Guardian U.S. Equities      .50% of the Portfolio's daily net assets up
                                    to and Portfolio including $150 million;
                                    .45% of the Portfolio's daily net assets over $150 million and up to and including
                                    $300 million; .35% of the Portfolio's daily net assets over $300 million and up to and including $500 million; and .30% of the Portfolio's daily net assets in excess of $500 million.

Capital Guardian International      .65% of the Portfolio's daily net assets up
                                    to and Equities Portfolio including $150 million; .55% of the Portfolio's daily net assets over $150 million and up to and including $300 million; .45% of the Portfolio's daily net assets over $300 million and up to and including $500
                                    million; and .40% of the Portfolio's daily net assets in excess of $500 million.

EQ/ Balanced Portfolio*             .50% of the Capital Guardian Allocated
                                    Portion's average daily net assets of the first $100 million; .40% of the Capital
                                    Guardian Allocated Portion's average daily net assets over $100 million and up to and including $200 million of the Capital
                                    Guardian Allocated Portion's average daily net assets; and .30% of the Capital Guardian
                                    Allocated Portion's average daily net assets over $200 million.

* For purposes of calculating the advisory fee for the Capital Guardian U.S. Equities Portfolio and the EQ/Balanced Portfolio, the total assets of each of these Portfolios will be aggregated.